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                                                                    Exhibit 99.5


                              (Recreation USA Logo)
                     "Where America Shops for RVs & Boats"


For Immediate Release

Monday, November 18, 2002, 4:00 p.m. Eastern Time

Contact:      Anthony D. Borzillo
              Recreation USA
              954.522.9903

Source:  Recreation USA

           Recreation USA Amends its Agreement with its Senior Lender and Receives Additional Funding from its Major Investor

LINCOLNSHIRE, IL, November 18, 2002 - Holiday RV Superstores, Inc. (Nasdaq:
RVEE) announced today that it has executed an agreement with its senior lender, Bank of America, whereby Bank of America will refrain from exercising its rights under its loan until December 13, 2002. The previous loan agreement expired on October 31, 2002. Pursuant to the agreement, the Company paid down the amount owed to Bank of America by $4.8 million, to $11.8 million as of November 13, 2002. The amount available for borrowing under the loan was also reduced to $13.4 million. As of November 13, 2002, the Company's total floor plan liability was $14.3 million and its inventory was $23.3 million.

As part of the Company's restructuring plan, the major investor in the Company issued a commitment to Bank of America to acquire the Company's debt owed to Bank of America on or before December 12, 2002. The major investor also provided $4.3 million of additional funding to the Company that the Company used to pay down its senior debt. Of the additional $4.3 million advanced by the major investor, $1.0 million was issued pursuant to a previous agreement with the major investor, is convertible into shares of common stock of the Company at $0.62 per share and will accrue interest at the annual rate of 12.75% (payable in shares of common stock at $0.62 per share) until it is either converted or matures on May 1, 2003. The major investor has agreed to convert the $1.0 million advance, the other $2.5 million he advanced under the previous agreement and his shares of Series A and Series AA-2 preferred stock of the Company after he acquires the Bank of America loan. The remaining $3.3 million that the major investor advanced is evidenced by a secured promissory note, convertible into shares of common stock of the Company at $1.99 per share (the closing price of the common stock on the date of the promissory note), with a November 15, 2004 maturity date and a 12.75% annual interest rate, payable monthly. In addition, the major investor has agreed to provide letters of credit (whose amounts and terms will be in his sole discretion) to allow the Company to obtain a new credit facility. In consideration for the issuance of the letters of credit, when and if issued, the major investor will be granted warrants to purchase shares of common stock of the Company at an exercise price of $1.19 per share, the closing price of the common stock on the date the major investor agreed to issue the letters of credit. The number of shares subject to the warrant will equal the face amount of the letters of credit divided by the exercise price.

                                   -- more --



                             Corporate Headquarters
   100 Tri-State International Drive, Suite 115 o Lincolnshire, Illinois 60069
              Telephone: (847) 948-1684 o Facsimile (847) 948-1687

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"We are pleased to announce that we have accomplished an essential component of our operational and financial restructuring. It certainly has been a long road traveled and worth every bit of the wait. I feel that with continued deleveraging of the balance sheet and the completion of this recapitalization we have a fresh start with a new company, a new balance sheet and an opportunity to focus on profitability and growing our company" said Marcus A. Lemonis, the Company's Chairman and Chief Executive Officer. "Our near term goals include organic growth in existing operations, strategic acquisitions and co-location ventures. This recapitalization also allows our Company to pursue our long-term strategy of growing revenues while remaining focused on driving margins". These agreements with Bank of America and the major investor are part of the Company's restructuring plan, which seeks to improve the Company's ability to return to profitability and to increase the Company's stockholders' equity in order for the Company to regain compliance with the listing requirements of the Nasdaq SmallCap Market. "This recapitalization is a major component in giving our Company financial strength. I believe this recapitalization, along with the operational restructuring which the Company has undertaken over the past 18 months, provides the platform to allow our Company to become the industry leader", said Anthony D. Borzillo, Vice President and Chief Financial Officer.

About Recreation USA

Recreation USA operates retail stores in California, Florida, Kentucky, New Mexico, South Carolina, and West Virginia. Recreation USA, the nation's only publicly traded national retailer of recreational vehicles and boats, sells, services and finances more than 90 RV brands.

The private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for certain forward-looking statements. The statements contained in this news release that are not historical facts are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance these expectations and beliefs about future events are accurate. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors. These factors include the following: the fact that our auditors have expressed doubt concerning our ability to continue as a going concern; our need to continue to have access to floor plan financing for inventory, which may become unavailable to us; our ability to close any more sales of units in the private placement; less-than-expected consumer demand for our products; pricing pressures; and other competitive factors. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the ongoing risks and uncertainties of the Company's business, please see our filings with the Securities and Exchange Commission.

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                             Corporate Headquarters
   100 Tri-State International Drive, Suite 115 o Lincolnshire, Illinois 60069
              Telephone: (847) 948-1684 o Facsimile (847) 948-1687